Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-151789) on Form S-8 of American Public Education, Inc. of our report dated June 29, 2015, relating to the financial statements and supplemental schedule of the American Public Education Retirement Plan, which appears in this Annual Report on Form 11-K of the American Public Education Retirement Plan as of December 31, 2014 and 2013 and for the year ended December 31, 2014.

/s/ Stout, Causey & Horning, P.A.
Sparks, Maryland
June 29, 2015